                                                                       Exhibit 3


                             DISTRIBUTION AGREEMENT


                                     BETWEEN

                        NATIONWIDE LIFE INSURANCE COMPANY

                                       AND

                           SECURITY DISTRIBUTORS, INC.


     THIS DISTRIBUTION AGREEMENT, made as of the 19th day of September, 2000, by and between NATIONWIDE LIFE INSURANCE COMPANY ("INSURER"), a life insurance company organized under the laws of the State of Ohio, for itself and on behalf of the Nationwide Variable Account, Nationwide Multiflex Variable Account and any other separate accounts in which purchase payments in support of the Contracts are invested (the "SEPARATE ACCOUNTS"), each a separate account established and maintained by Insurer under the laws of the State of Ohio, and SECURITY DISTRIBUTORS, INC., a corporation organized and existing under the laws of the State of Kansas ("UNDERWRITER").


                                   WITNESSETH:

     WHEREAS, the Separate Accounts have been established by Insurer to support variable annuity contracts, including the Contracts, issued by Insurer pursuant to the NEA Valuebuilder program;

     WHEREAS, each Separate Account has been registered as a unit investment trust under the federal Investment Company Act of 1940, as amended ("ICA-40");

     WHEREAS, each Separate Account is sub-divided into various subaccounts (the "SUBACCOUNTS");

     WHEREAS, certain companies registered as open-end management investment companies under ICA-40 will serve as the underlying investment vehicles for the Separate Accounts;

     WHEREAS, such investment companies are authorized to issue shares of capital stock ("SHARES") in separate series, with each such series representing the interests in a separate portfolio of securities and other assets;

     WHEREAS, the Insurer, by and through each Separate Account, will purchase Shares of a registered investment company corresponding to each subaccount;

     WHEREAS, Security Benefit Life Insurance Company ("REINSURER") has entered into a Reinsurance Agreement with the Insurer providing for the ceding of the Contracts to Reinsurer on an indemnity basis;

     WHEREAS, Insurer has agreed to issue the Contracts until such time as Reinsurer obtains approval in the fifty states for the issuance and sale of its own NEA Valuebuilder contracts;

     WHEREAS, Underwriter, a wholly-owned subsidiary of Reinsurer, is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, ("SEA-34") and is a member of the National Association of Securities Dealers, Inc. ("NASD");

     WHEREAS, Underwriter desires to distribute the Contracts supported by the Separate Accounts and offered by Insurer;

     WHEREAS, Insurer desires to issue such Contracts to the public through Underwriter acting as the principal underwriter; and

     WHEREAS, Insurer and Reinsurer have entered into an Administrative Services Agreement ("ADMINISTRATIVE SERVICES AGREEMENT") providing for the servicing of the Contracts by the Insurer until the Service Transfer Date (as such term is defined in the Administrative Services Agreement), and by the Reinsurer thereafter;

     NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.    ADDITIONAL DEFINITIONS
      ----------------------

      (a) AFFILIATE -- With respect to a person, any other person controlling, controlled by, or under common control with, such person.

      (b) APPLICATION -- An application for a Contract and any other forms required to be completed before a Contract is issued.

      (c) CONTRACTS -- The annuity contracts, endorsements, riders, policies and certificates issued by the Insurer pursuant to the NEA Valuebuilder Annuity program, including all modifications, renewals, extensions and conversions thereof. The Contracts are set forth on
            Schedule 1 to this Agreement. For purposes of Sections 3 and 14 of this Agreement, Contracts shall include Premiums for the Contracts.

      (d) CUSTOMER SERVICE CENTER - Prior to the Service Transfer Date, such location as may be designated in writing from time to time by Insurer; after the Service Transfer Date, such location as may be designated in writing from time to time by the Reinsurer.

      (e) DISTRIBUTOR -- A person registered as a broker-dealer and licensed as a life insurance agent or affiliated with a person so licensed, who will be authorized by Underwriter to distribute the Contracts. For purposes of Section 14 of this Agreement, Distributor does not include any person who is an Affiliate of Insurer.

      (f)   EFFECTIVE DATE -- The date as of which this Agreement is executed.

      (g) FUND -- An investment company, underlying the Contracts as in effect at the Effective Date, and such other investment companies that may be added from time to time in accordance with Section 18 of this Agreement.


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      (h)   PERSON -- An individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, unincorporated organization, governmental or regulatory authority or other entity.

      (i) PREMIUM -- A payment made under a Contract by an applicant or purchaser to purchase benefits under the Contract.

      (j) PROSPECTUS -- The prospectus and statement of additional information, if any, included within a Registration Statement, except that, if the most recently filed prospectus and statement of additional information filed pursuant to Rule 497 under SA-33 subsequent to the date on which a Registration Statement became effective differs from the prospectus and statement of additional information included within such Registration Statement at the time it became effective, the term "Prospectus" shall refer to the most recently filed prospectus and statement of additional information filed under Rule 497 under SA-33, from and after the date on which they each shall have been filed. For purposes of Section 14 of this Agreement, the term "any Prospectus" means any document which is or at any time was a Prospectus within the meaning of this definition.

      (k) REGISTRATION STATEMENT -- At any time that this Agreement is in effect, each currently effective registration statement, or currently effective post-effective amendment thereto, relating to the Contracts, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment. For purposes of Section 14 of this Agreement, the term "Registration Statement" means any document, which is or at any time was a Registration Statement within the meaning of this definition.

      (l) REGULATIONS -- The rules and regulations promulgated by the SEC under SA-33, SEA-34 and ICA-40.

      (m) REPRESENTATIVE -- When used with reference to a Distributor, an individual who is an associated person, as that term is defined in SEA-34, thereof.

      (n)   SA-33 -- The Securities Act of 1933, as amended.

      (o)   SEC -- The Securities and Exchange Commission.

2.    SALE OF CONTRACTS
      -----------------

      (a)   PRINCIPAL UNDERWRITER
            ---------------------

            Insurer, on its behalf and on behalf of the Separate Accounts, authorizes Underwriter, and Underwriter accepts such authority, to be the distributor and principal underwriter of the Contracts. Underwriter shall act as distributor and principal underwriter of the Contracts, subject to Insurer's control. As distributor and principal underwriter, Underwriter shall have the right to authorize third parties as Distributors and Distributor Representatives to engage in distribution activities involving the solicitation of Applications and Premiums directly from customers and prospective customers, in each case as Underwriter may so provide or limit, provided that Insurer reserves the right, which shall not be exercised unreasonably, to require that Underwriter not enter into a sales agreement with any proposed Distributor or appoint a Distributor Representative


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            that is under investigation by a state or federal regulator or that has been subject to regulatory sanction for other than minor or technical violations of law or regulation. Insurer shall authorize Underwriter on its behalf to appoint in the appropriate states or jurisdictions such Distributors or Distributor Representatives. Underwriter shall be an independent contractor and neither Underwriter, nor any of its officers, directors, employees, or agents is or shall be an employee of Insurer in the performance of Underwriter's duties hereunder. Underwriter is not hereby obligated to register or maintain its registration as a broker or dealer under the state securities laws of any jurisdiction if, in the discretion of Underwriter, such registration is not practical, necessary for its duties under this Agreement, or feasible, nor does it restrict Underwriter from entering into distribution arrangements with other issuers or investment companies.

      (b)   NO ALTERATION, DISCHARGE, ETC., OF CONTRACTS
            --------------------------------------------

            Underwriter shall not have authority, and shall not grant authority to Distributors or Distributor Representatives, on behalf of
            Insurer: to make, alter, waive, change or discharge any Contract or other contract entered into pursuant to a Contract; to waive any Contract forfeiture provision; to extend the time of paying any Premium; to endorse checks or money orders payable to Insurer, or to receive any monies or Premiums (except for the sole purpose of forwarding monies or Premiums to Insurer or to Reinsurer if appropriate). Underwriter shall not expend, nor contract for the expenditure of, the funds of Insurer. Underwriter shall not possess or exercise any authority on behalf of Insurer other than that expressly conferred on Underwriter by this Agreement.

3.    SOLICITATION ACTIVITIES, APPLICATIONS AND PREMIUMS
      --------------------------------------------------

      Underwriter agrees that its solicitation activities with respect to the Contracts shall be subject to applicable laws and regulations and the rules set forth herein:

      (a) Underwriter shall use Applications and other materials approved by Insurer for use in the solicitation activities with respect to the Contracts.

      (b) All Premiums paid by check or money order that are collected by Underwriter and attributable to a Separate Account shall be remitted promptly (and in any event not later than two business days) to the Insurer. Checks or money orders in payment of Premiums shall be drawn to the order of "Nationwide Life Insurance Company." Premiums may be transmitted by wire order from Underwriter to the Insurer in accordance with the procedures reasonably agreed upon by the parties. If any Premium is held at any time by Underwriter, Underwriter shall hold such Premium in a fiduciary capacity and such portion of the Premium attributable to a Separate Account shall be remitted promptly, and in any event not later than two business days, to Insurer. All such Premiums attributable to the Separate Account, whether by check, money order or wire, shall be the property of Insurer.

      (c) All Premiums paid by check or money order that are collected by Insurer and not attributable to a Separate Account shall be remitted promptly (and in any event not later than two business days) to the Reinsurer. Premiums may be transmitted by wire order from Insurer to the Underwriter in accordance with the procedures reasonably agreed upon by the parties.


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      (d)   Underwriter acknowledges that Insurer shall have the right to reject, in whole or in part, any Application, but only for reasonable cause and only after giving prior notice to Underwriter. In the event an Application is rejected, any Premium submitted therewith shall be returned by Insurer to the applicant. Insurer shall promptly notify Underwriter and, if applicable, the Distributor who submitted the Application, of such action. In the event that a purchaser exercises his or her free look right under their Contract, any amount to be refunded as provided in such Contract shall be so refunded to the purchaser by Insurer. Insurer shall notify Underwriter and, if applicable, the Distributor who solicited the Contract, of such action.

      (e) All solicitation and sales activities engaged in by Underwriter in regard to the Contracts shall be in compliance with all applicable federal and state securities laws and regulations, as well as all applicable insurance laws and regulations.

      (f) Underwriter shall not offer, attempt to offer, or solicit Applications for the Contracts or deliver the Contracts, in any state or other jurisdiction as to which Insurer has notified Underwriter that such Contracts may not legally be sold or offered for sale.

4.    ADMINISTRATION
      --------------

      Prior to the Service Transfer Date:

      (a) Insurer shall administer the Contracts in accordance with the terms of the Administrative Services Agreement and applicable laws and regulations.

      (b) Insurer, as agent for Underwriter, shall confirm to each applicant for and purchaser of a Contract in accordance with Rule 10b-10 under SEA-34 acceptance of premiums and such other transactions as are required to be confirmed by Rule 10b-10 or administrative interpretations thereunder, or any NASD requirements.

      (c) Insurer shall maintain and preserve such books and records with respect to the Contracts in conformity with the requirements of Rules 17a-3 and 17a-4 under SEA-34 including, to the extent such requirements apply, all books and records with respect to confirmations provided under Rule 10b-10. Insurer shall maintain all such books and records, which shall be considered the joint property of Insurer and Underwriter, and Insurer acknowledges that such books and records are at all times subject to inspection by the SEC and the NASD in accordance with Section 17(a) of SEA-34 and shall provide copies thereof upon Underwriter's request.

      (d) Insurer shall not sub-contract with another person other than an affiliate of Insurer to perform any of the functions contemplated by this Section or maintain any information, books and records contemplated by this Agreement without first obtaining such person's undertaking, in writing, to comply with the provisions of this Agreement to keep confidential all proprietary information obtained by such person.


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5.    MARKETING
      ---------

      Underwriter shall have responsibility for the marketing arrangements, marketing materials and marketing practices, respecting the Contracts. Underwriter shall be responsible for the design and preparation of all promotional, sales and advertising material relating to the Contracts. Insurer shall make available for use by Underwriter all existing marketing materials with respect to the Contracts and shall provide Underwriter with the following in such quantities as it shall reasonably request: (1) copies of the current Prospectus and Statement of Additional Information for the Contracts; (2) applications for the Contracts; and (3) sales literature for the Contracts. No promotional, sales or advertising material may be used by any party without the approval of the other party. Prior to any use with members of the public, the following procedures shall be observed:

      (a) Each party shall provide to the other party copies of all promotional, sales and advertising material developed by such party, if any, for such other party's review and written approval, and each party shall be given a reasonable amount of time to complete its review.

      (b) Each party shall respond on a prompt and timely basis in approving any such material and shall act reasonably in connection therewith.

      (c) Underwriter shall be responsible for filing all promotional, sales or advertising material, whether developed by Underwriter or Insurer, as required, with any state insurance regulatory authorities.

      (d) Underwriter shall be responsible for filing all promotional, sales or advertising material, whether developed by Underwriter or Insurer, as required, with the NASD, and state securities regulatory authorities.

      (e) Each party shall notify the other party expeditiously of any comments provided by the NASD or any securities or insurance regulatory authority on such material, and will cooperate expeditiously in resolving and implementing any comments, as applicable.

      The parties acknowledge that such material, to the extent it identifies or discusses a Fund, may be subject to review and approval procedures implemented by that Fund. Each party reserves the right, after having approved a piece of material, to object to further use of such material and may require the other party to cease use of such material.

6.    EXPENSES
      --------

      (a)   UNDERWRITER
            -----------

            With respect to this Agreement, Underwriter shall pay (or will enter into arrangements providing that persons other than Underwriter shall pay) the following expenses related to its distribution of the
            Contracts:

            (1)   the compensation of Distributors, if any;


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            (2)   the costs of any promotional, sales and advertising material, including Applications and any other materials used in connection with the sale of the Contracts; and

            (3) expenses of printing and mailing the Prospectuses for the Contracts and the Funds (and any supplements thereto) for distribution to prospective customers.

         (b)      OTHER EXPENSES
                  --------------

                  Other than as specifically provided in this Agreement, Insurer shall pay all expenses that it incurs in connection with this Agreement, and Underwriter shall pay all expenses that it incurs in connection with this Agreement; it being understood that any expenses relating to the processing of Contracts, Premiums or Applications, are governed by the terms of the Administrative Services Agreement.

8.    REPRESENTATIONS AND WARRANTIES OF INSURER
      -----------------------------------------

      (a) Insurer represents and warrants to Underwriter on the Effective Date that:


            (1) Insurer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Ohio with full power and authority to own, lease and operate its properties and conduct its business, is duly qualified to transact the business of a life insurance company and to issue variable insurance products, and is in good standing, in each state or jurisdiction listed on Schedule 2.


            (2) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action by Insurer, and when so executed and delivered this Agreement shall be the valid and binding obligation of Insurer enforceable in accordance with its terms.

            (3) The consummation of the transactions contemplated herein, and the fulfillment of the terms of this Agreement, shall not conflict with, result in any breach in any material respect of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default in any material respect under, the articles of incorporation or bylaws of Insurer, or any indenture, agreement, mortgage, deed of trust, or other instrument to which Insurer is a party or by which it is bound, or, to the best of Insurer's knowledge, violate in any material respect any law, any order, rule or regulation applicable to Insurer of any court or of any federal or state regulatory body, administrative agency or any other governmental instrumentality having jurisdiction over Insurer or any of its properties.

      (b) Insurer further represents and warrants to Underwriter on the effective date of the most recent Registration Statement for the Contracts, and undertakes to use its best efforts to ensure as of the effective date of each subsequent Registration Statement, that:


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            (1)   Insurer has filed with the SEC all statements, notices and other documents required for registration of the Contracts (or the interests therein) and the Separate Accounts under the provisions of ICA-40 and SA-33 and the Regulations thereunder; further, there are no contracts or documents of Insurer or relating to the Contracts or the Separate Account which are required to be filed as exhibits to such Registration Statement by SA-33, ICA-40 or the Regulations which have not been so filed.

            (2) Such Registration Statement has been declared effective by the SEC or has become effective in accordance with the Regulations.

            (3) Insurer has not received any notice from the SEC with respect to such Registration Statement pursuant to Section 8(e) of ICA-40 and no stop order under SA-33 has been issued and no proceeding therefor has been instituted or threatened by the SEC.

            (4) Insurer has obtained, or prior to the commencement of the offering of the Contracts will obtain, all necessary or customary orders of exemption or approval from the SEC to permit the distribution of the Contracts pursuant to this Agreement and to permit the operation of the Separate Accounts supporting such Contracts as contemplated in the related Prospectuses.

            (5) Insurer has represented in the Registration Statement that the fees and charges deducted under the Contracts, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Insurer. In addition, Insurer complies with all other applicable provisions of Section 26 of the ICA-40, as if it were trustee or custodian of the Separate Accounts; Insurer has filed with the insurance regulatory authority for the State of Ohio an annual statement of its financial condition, which indicates that Insurer has capital and surplus or unassigned surplus of not less than $1 million or such other amount as prescribed by SEC rule; and Insurer, together with its registered separate accounts, is supervised and examined periodically by the insurance authority of Ohio.

            (6) Such Registration Statement and the related Prospectus comply in all material respects with the provisions of SA-33 and ICA-40 and the Regulations, and neither the Registration Statement nor the Prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made; provided, however, that none of the representations and warranties in this Section 8(b)(6) shall apply to statements or omissions from a Registration Statement or Prospectus made in reliance upon and in conformity with information furnished to Insurer in writing by Underwriter expressly for use in such Registration Statement or Prospectus.

            (7) Each Separate Account has been duly established by Insurer and conforms to the description thereof in the Registration Statement and the Prospectus for the Separate Account.


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            (8)   The form of the Contracts has been approved to the extent
                  required by the Ohio Insurance Commissioner and by the governmental agency responsible for regulating insurance companies in each other state or jurisdiction listed on
                  Schedule 2 as such Schedule is in effect on the pertinent date of each Registration Statement.


            (9) The Contracts have been duly authorized by Insurer and conform to the descriptions thereof in the Registration Statements for the Contracts and the related Prospectuses and, when issued as contemplated by such Registration Statements, shall constitute legal, validly issued and binding obligations of Insurer in accordance with their terms.

            (10) No other consent, approval, authorization or order of any court or governmental authority or agency is required for the issuance or sale of the Contracts, the establishment or operation of the Separate Accounts, or for the consummation of the transactions contemplated by this Agreement, that has not been obtained.

9.    UNDERTAKINGS OF INSURER
      -----------------------

      Insurer undertakes as follows:


      (a) Insurer shall use its best efforts to maintain the registration of the Contracts (or interests therein) and the Separate Accounts with the SEC and to maintain any registrations and approvals of the Contracts and the Separate Accounts with any state securities or insurance regulatory bodies, administrative agencies, or any other governmental instrumentalities of any state or other jurisdiction listed on Schedule 2 whose securities or insurance laws, in Insurer's reasonable judgment, require registration or approval of the Contracts or the Separate Accounts, and Insurer shall maintain the registration of the Contracts (or interests therein) and the Separate Accounts with such state securities regulatory bodies and any other governmental instrumentalities of any state or jurisdiction listed on Schedule 2 as Insurer deems appropriate.


      (b) Insurer shall take all action necessary to cause the Contracts to comply, and to continue to comply, as annuity contracts under state insurance laws and federal tax laws. In the event of a change in applicable law that renders it impracticable or impossible to maintain the Contracts as annuity contracts, Insurer shall consult with Underwriter concerning appropriate action in connection with the Contracts.

      (c) Insurer shall take all action necessary to cause the Separate Account to comply, and to continue to comply, with the provisions of ICA-40 and the Regulations applicable to the Separate Account as a registered investment company classified as a unit investment trust and a separate account, and deemed to be issuing periodic payment plan certificates.

      (d) Insurer shall provide Underwriter with preliminary drafts of any amendments to Registration Statements or supplements to Prospectuses relating to the Contracts. Insurer shall provide Underwriter with a reasonable opportunity to review and comment on such drafts before any such materials are filed with the SEC. Insurer shall furnish Underwriter with copies of any such materials or amendments thereto and any exemptive applications or no-action requests to be filed with the SEC in connection with the Contracts, the


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


            Separate Accounts, or both, as filed with the SEC, promptly after the filing thereof, and any SEC communications or orders with respect thereto, promptly after receipt thereof. Insurer shall maintain and keep on file in its principal executive office any file memoranda or any supplemental materials referred to in such Registration Statements, exemptive applications and no-action requests and shall maintain and, as necessary, amend such memoranda or materials and shall provide or otherwise make available copies of such memoranda and materials to Underwriter.

      (e) Insurer shall notify Underwriter immediately upon discovery or in any event as soon as possible under the following circumstances:

            (1) Of any event which makes any material statement made in the Registration Statement or the Prospectus untrue in any material respect or results in a material omission in the Registration Statement or the Prospectus;

            (2) Of any request by the SEC for any amendment to the Registration Statement, or any supplement to the Prospectus, or statement of additional information;

            (3) Of the issuance by the SEC of any notice pursuant to Section 8(e) of ICA-40, any stop order with respect to the Registration Statement or any amendment thereto, or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Contracts;

            (4) Of any event of the Contracts' or the Separate Account's noncompliance with the applicable requirements of the Internal Revenue Code or regulations, rulings, or interpretations thereunder that could jeopardize the Contracts' status as annuity contracts;


            (5) Of any change in applicable insurance laws or regulations of any state or jurisdiction listed on Schedule 2 materially adversely affecting the insurance status of the Contracts or Underwriter's obligations with respect to the distribution of the Contracts;

            (6) Of any loss or suspension of the approval of the Contracts or distribution thereof by a state securities or insurance regulatory body, administrative agency, or any other governmental instrumentality of any state or jurisdiction listed on Schedule 2 authorizing the sale of the Contracts, any loss or suspension of Insurer's certificate of authorization to do business or to issue variable insurance contracts in such state or jurisdiction, or of the lapse or termination of the Contracts' or the Separate Account's registration, approval or clearance in any such state or jurisdiction;

            (7) Of any termination of the authorization or approval of the sale of the Contracts in the states and jurisdictions listed on Schedule 2;


            (8) Of any material adverse change in the condition (financial or otherwise) of Insurer or the Separate Account that would cause the information in the Registration Statement to be materially misleading; and


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

            (9) Of any event which causes a representation or warranty of Insurer contained in this Agreement to no longer be true.

      (f) Insurer shall notify Underwriter in a reasonably timely manner under the circumstances:

            (1) When a Registration Statement has become effective or any post-effective amendment with respect to a Registration Statement becomes effective thereafter;


            (2) When any registration of the Contracts (or interests therein) under the securities or blue sky laws of the states or jurisdictions listed on Schedule 2 have become effective to the extent not yet obtained as of the Effective Date;

            (3) When approval of the Contract forms under the applicable insurance laws of the states or jurisdictions listed on
                  Schedule 2 have been obtained to the extent not yet obtained as of the Effective Date; and

            (4) In which states or jurisdictions listed on Schedule 2 the Contracts may not be lawfully sold.


      (g) Insurer shall provide Underwriter access to such records, officers and employees of Insurer at reasonable times as is necessary to enable Underwriter to fulfill its obligation, as the underwriter under SA-33 for the Contracts and as principal underwriter for the Separate Account under ICA-40, to perform due diligence and to use reasonable care.

      (h) Insurer shall use its best efforts to timely file each post-effective amendment to a Registration Statement, Prospectus, annual reports on Form N-SAR, and all other reports, notices, statements and amendments required to be filed by or for Insurer and the Separate Accounts with the SEC under SA-33, SEA-34 and/or ICA-40 or any applicable Regulations. Insurer shall timely file Rule 24f-2 notices required to be filed by or for Insurer and the Separate Account with the SEC under SA-33 and/or ICA-40 or any applicable Regulations. To the extent there occurs an event or development (including, without limitation, a change of applicable law, regulation or administrative interpretation) warranting an amendment to the Registration Statement or supplement to the Prospectus, Insurer shall endeavor to promptly prepare and file such amendment or supplement with the SEC.

      (j) Insurer shall deliver to Underwriter, as soon as practicable after it becomes available, the annual statement for Insurer and for the Separate Accounts in the form filed with the State of Ohio.

      (k) Insurer shall furnish to Underwriter without charge promptly after filing a complete copy of each Registration Statement and any post-effective amendment thereto, including financial statements and all exhibits not incorporated therein by reference.


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


10.   REPRESENTATIONS AND WARRANTIES OF UNDERWRITER
      ---------------------------------------------

      Underwriter represents and warrants to Insurer on the Effective Date as follows:

      (a) Underwriter has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Kansas with full power and authority to own, lease and operate its properties and to conduct its business, and is in good standing, in each state in which its business so requires.

      (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action by Underwriter, and when so executed and delivered this Agreement shall be the valid and binding obligation of Underwriter enforceable in accordance with its terms.

      (c) The consummation of the transactions contemplated herein, and the fulfillment of the terms of this Agreement, shall not conflict with, result in any breach in any material respect of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default in any material respect under, the articles of incorporation or bylaws of Underwriter, or any indenture, agreement, mortgage, deed of trust, or other instrument to which Underwriter is a party or by which it is bound, or to the best of Underwriter's knowledge violate in any material respect any law, or, to the best of Underwriter's knowledge, any order, rule or regulation applicable to Underwriter of any court or of any federal or state regulatory body, administrative agency or any other governmental instrumentality having jurisdiction over Underwriter or any of its properties.

      (d) Underwriter is registered as a broker-dealer under SEA-34, is a member of the NASD, and is duly registered as a broker-dealer under the securities laws of the states or jurisdictions, under each to the extent required, holding all requisite Series licenses in connection with its obligations under this Agreement.

      (e) Underwriter is and shall remain during the term of this Agreement in compliance with Section 9(a) of ICA-40.

11.   UNDERTAKINGS OF UNDERWRITER
      ---------------------------

      Underwriter undertakes as follows:


      (a) Underwriter will use its best efforts to maintain its registration as a broker-dealer under SEA-34 and its membership with the NASD, and will use its best efforts to maintain its registration as a broker-dealer with the applicable securities authorities under the laws of any applicable state or jurisdiction listed on Schedule 2 where necessary in connection with its obligations under this Agreement.


      (b) Underwriter shall be responsible for its own conduct and the employment, control, and conduct of its officers, employees and agents and for injury to such officers, employees or agents or to others through its officers, employees or agents. Underwriter assumes full responsibility for its officers, employees and agents under applicable laws, rules and regulations and agrees to pay all employee taxes thereunder. Underwriter shall maintain a system for supervision of same pursuant to NASD rules.

      (c) Underwriter will notify Insurer if its SEC or state broker-dealer registration or NASD membership is terminated or if it is the subject of any proceeding that, in its reasonable judgment, is likely to result in such termination.

      (d) Underwriter shall notify Insurer immediately upon discovery or in any event as soon as possible under the following circumstances:

            (1) Of any material adverse change in the condition (financial or otherwise) of Underwriter that would materially affect Underwriter's obligations with respect to the distribution of the Contracts; and

            (2) Of any event which causes a representation or warranty of Underwriter contained in this Agreement to no longer be true.

12.   RECORDS
      -------

      Insurer and Underwriter each shall maintain such accounts, books, records and other documents as are required to be maintained by each of them by applicable laws and regulations and shall preserve such accounts, books, records and other documents for the periods prescribed by such laws and regulations. Each party shall have the right to inspect and audit such accounts, books, records and other documents of the other party during normal business hours upon reasonable written notice to the other party. Each party shall keep confidential all information obtained pursuant to such an inspection or audit, and shall disclose such information to third parties only upon receipt of written authorization from the other party or as otherwise described in Section 15, below.

13.   INVESTIGATIONS AND PROCEEDINGS
      ------------------------------

      (a)   COOPERATION
            -----------

            Underwriter and Insurer shall cooperate fully in any insurance or securities regulatory investigation or proceeding or judicial proceeding with respect to Insurer, Underwriter, their Affiliates and their agents, Representatives or employees to the extent that such investigation or proceeding is in connection with the offering, sale or distribution of the Contracts distributed under this Agreement. Without limiting the foregoing, Insurer and Underwriter shall notify each other promptly of any notice of any regulatory investigation or proceeding or judicial proceeding, arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement, received by either party with respect to Insurer, Underwriter or any of their Affiliates, agents, Representatives or employees or which may affect Insurer's issuance or Underwriter's distribution of any Contract marketed under this Agreement.

      (b)   CUSTOMER COMPLAINT
            ------------------

            Insurer and Underwriter shall notify each other promptly in the case of a substantive customer complaint arising in connection with the offering, sale or distribution of the

            Contracts distributed under this Agreement. In addition, Underwriter and Insurer shall cooperate in investigating such complaint and any response by either party to such complaint shall be sent to the other party for written approval not less than five business days prior to its being sent to the customer or any regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile. In any event, neither party shall release any such response without the other party's prior written approval.

14.   INDEMNIFICATION
      ---------------

      (a)   BY UNDERWRITER
            --------------

            Underwriter agrees to indemnify and hold harmless Insurer and each of its directors and officers and each person, if any, who controls Insurer within the meaning of Section 15 of SA-33 (collectively, the "Indemnified Parties" for purposes of this Section 14(a)), against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of Underwriter) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law, or otherwise, insofar as such losses, claims expenses, damages, liabilities (or actions in respect thereof) or settlements:

            (1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any Registration Statement or in any Prospectus; to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission: (i) was made in reliance upon information furnished in writing to Insurer by Underwriter specifically for use in the preparation of any such Registration Statement or any amendment thereof or supplement thereto; or (ii) was contained in any promotional, sales or advertising material or written information relating to the Contracts authorized by Underwriter; or

            (2) result because of any use by Underwriter or any Distributor or Distributor Representative of promotional, sales or advertising material not authorized by Insurer or any written or oral misrepresentations by Underwriter or any Distributor or Distributor Representative or any unlawful sales practices concerning the Contracts by Underwriter or any Distributor or Distributor Representative under federal securities laws or NASD regulations or other applicable law; or

            (3) result from any claims by Distributors or Distributor Representatives or agents or employees of Underwriter for commissions or other compensation or remuneration of any type; or

            (4) arise out of or result from any material breach by Underwriter of any provision of this Agreement.

            This indemnification shall be in addition to any liability that Underwriter may otherwise have; provided, however, that no Indemnified Party shall be entitled to indemnification pursuant to this provision if such loss, claim, expense, damage, liability or litigation is due to the willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to Insurer.

            Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified Underwriter in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Underwriter of any such claim shall not relieve Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Party, Underwriter will be entitled to participate, at its own expense, in the defense thereof. Underwriter also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from Underwriter to such party of Underwriter's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional legal counsel retained by it, and Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

            Underwriter agrees to promptly notify Insurer of the commencement of any litigation or proceedings against it or any of Underwriter's directors, officers, employees or agents in connection with the sale of any Contracts.

      (b)   BY INSURER
            ----------

            Insurer agrees to indemnify and hold harmless Underwriter and each of its directors and officers and each person, if any, who controls Underwriter within the meaning of Section 15 of SA-33 (collectively, the "Indemnified Parties" for purposes of this Section 14(b)), against any and all losses, claims expenses, damages, liabilities (including amounts paid in settlement with the written consent of Insurer) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law, or otherwise, insofar as such losses, claims expenses, damages, liabilities (or actions in respect thereof) or settlements:

            (1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any Registration Statement or in any Prospectus; provided that Insurer shall not be liable in any such case to the extent that such loss, liability, damage, claim or expense arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission: (i) was made in reliance upon information furnished in writing to Insurer by Underwriter specifically for use in the preparation of any such Registration Statement or any amendment thereof or supplement thereto; or (ii) was contained in any promotional, sales or advertising material or written information relating to the Contracts authorized by Underwriter; or

            (2) result because of the terms of any Contract or because of any material breach by Insurer or any of its officers, directors, employees or agents (which, for these purposes, shall not include Distributor Representatives) of any provision of this Agreement or of any Contract; or

            (3) result because of any written or oral misrepresentations by Insurer, its officers, directors, employees or agents (which, for these purposes, shall not include Distributor Representatives), or any unlawful sales practices concerning the Contracts by Insurer, its officers, directors, employees, or agents (which, for these purposes, shall not include Distributor Representatives) under the federal securities laws or NASD regulations or other applicable law; or

            (4) arise out of or result from any material breach by Insurer of any provision of this Agreement.

            This indemnification shall be in addition to any liability that Insurer may otherwise have; provided, however, that no Indemnified Party shall be entitled to indemnification pursuant to this provision if such loss, claim, expense, damage, liability or litigation is due to the willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to Underwriter.

            Insurer shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified Insurer in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Insurer of any such claim shall not relieve Insurer from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Party, Insurer will be entitled to participate, at its own expense, in the defense thereof. Insurer also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from Insurer to such party of Insurer's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional legal counsel retained by it, and Insurer will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

            Insurer agrees to promptly notify Underwriter of the commencement of any litigation or proceedings against it or any of its directors, officers, employees or agents in connection with the sale of any Contracts.

      (c)   SURVIVAL OF INDEMNIFICATION
            ---------------------------

            The indemnification provisions contained in this Section 14 shall remain operative in full force and effect, regardless of (1) any investigation made by or on behalf of Insurer or Underwriter or by or on behalf of any controlling person thereof, (2) delivery of any Contracts and Premiums therefor, and (3) any termination of this Agreement. A successor by law of Underwriter or Insurer, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 14.

15.   CONFIDENTIAL AND PROPRIETARY INFORMATION
      ----------------------------------------

      (a) At all times throughout the term of this Agreement, and following any termination or expiration of this Agreement, each party and all of its respective Affiliates, and each officer, director, shareholder, employee or agent thereof, shall maintain the confidentiality of (i) this Agreement, (ii) the transactions and other matters contemplated herein, (iii) any proprietary or other information provided by one party to the other party to facilitate the transactions contemplated herein, provided that this obligation of confidentiality shall not apply to: (i) disclosures required to be made to any regulatory bodies, administrative agencies or other governmental instrumentalities or disclosures deemed by such party to be desirable to disclose to any such entity; (ii) disclosures made to attorneys, accountants and other representatives in order to assist in the consummation of the transactions and other matters contemplated herein; (iii) disclosures otherwise required by applicable law; or (iv) disclosures to which the other party consents; provided further that, with respect to the immediately foregoing clauses (i) and (iii), any party that makes such a disclosure shall so notify the other party prior to or simultaneously with making such disclosure to the extent reasonably practicable; and provided further that, with respect to the foregoing clause (ii), a party shall make disclosures regarding this Agreement and the transactions contemplated herein only to such party's attorneys, accountants and other third party representatives who agree to keep such information confidential in accordance with this Section.

      (b) Insurer shall maintain the confidentiality of the names of all of the Distributors and Distributor Representatives. Insurer shall not use the names of the Distributor Representatives for any purpose and will not contact any Distributor Representative unless it has the prior written consent of Underwriter or it has a pre-existing relationship with the Distributor Representative. Insurer acknowledges that a breach of confidentiality under this Section 15(b) will cause Underwriter irreparable harm.

16.   DURATION AND TERMINATION OF THIS AGREEMENT
      ------------------------------------------

      (a)   TERM
            ----

            This Agreement shall become effective upon the Effective Date and shall remain in effect until such time as Reinsurer obtains approval in the fifty states for issuance and sale of its own NEA Valuebuilder contracts.

      (b)   ASSIGNMENT
            ----------

            This Agreement will automatically terminate in the event of its assignment, as such term is defined in ICA-40, without the prior written consent of the other party.

      (c)   TERMINATION UPON MATERIAL BREACH
            --------------------------------

            This Agreement may be terminated at the option of either party to this Agreement upon the other party's material breach of any provision of this Agreement or of any representation made in this Agreement, unless such breach has been cured within 30 days after receipt of notice of breach from the non-breaching party.

      (d)   TERMINATION OF REINSURANCE AGREEMENT
            ------------------------------------

            This Agreement will automatically terminate in the event of termination of the Reinsurance Agreement between Insurer and Reinsurer.

      (e)   EFFECT OF TERMINATION
            ---------------------

            Upon termination of this Agreement all authorizations, rights and obligations shall cease except: (1) the obligation to settle accounts hereunder, including commissions on Premiums subsequently received for Contracts in effect at the time of termination or issued pursuant to Applications received by Insurer prior to termination; and (2) the obligations contained in Sections 7, 8(b), 9 (but not clause (h) thereof), 12, 13, 14, and 15 hereof.

17.   AMENDMENT OF THIS AGREEMENT
      ---------------------------

      No provisions of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

18.   AMENDMENT OF SCHEDULES
      ----------------------

      The parties to this Agreement may amend Schedules 1 and 2 to this Agreement from time to time to reflect additions of or changes in any class of Contracts, Separate Accounts, subaccounts and Funds that have been agreed upon. The provisions of this Agreement shall be equally applicable to each such class of Contracts, Separate Accounts, subaccounts and Funds that may be added to the Schedules, unless the context otherwise requires.

19.   MISCELLANEOUS
      -------------

      (a)   CAPTIONS
            --------

            The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

      (b)   COUNTERPARTS
            ------------

            This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      (c)   RIGHTS, REMEDIES, ETC., ARE CUMULATIVE
            --------------------------------------

            The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

      (d)   INTERPRETATION; JURISDICTION
            ----------------------------

            This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject matter. No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement. This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the state of Kansas without giving effect to principles of conflict of laws.

      (e)   SEVERABILITY
            ------------

            This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

      (f)   REGULATION
            ----------

            This Agreement shall be subject to the provisions of SA-33, SEA-34 and ICA-40 and the Regulations and the rules and regulations of the NASD, from time to time in effect, including such exemptions from ICA-40 as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, the term "assigned" shall not include any transaction exempted from Section 15(b)(2) of ICA-40.

20.   NOTICE, CONSENT AND REQUEST
      ---------------------------

      Any notice, consent or request required or permitted to be given by either party to the other shall be deemed sufficient if sent by facsimile transmission followed by Federal Express or other overnight carrier, or if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address (or at such other address for a party as shall be specified by like notice):

                  if to Insurer:

                           Nationwide Life Insurance Company
                           One Nationwide Plaza
                           Columbus, Ohio 43215-2220
                           Attn:  General Counsel
                           Fax No.:  (614) 249-2418

                  and if to Underwriter:

                           Security Distributors, Inc.
                           700 SW Harrison Street
                           Topeka, Kansas 66636
                           Attn:  General Counsel
                           Fax No.:  (785) 431-3080

      IN WITNESS WHEREOF, Insurer and Underwriter have each duly executed this Agreement as of the day and year first above written.


                              NATIONWIDE LIFE INSURANCE COMPANY

                              By Its Authorized Officer


                              By:
                                 -----------------------------------------------
                                 Mark R. Thresher, Senior Vice President-Finance


                              Date:
                                   ---------------------------------------------


                              SECURITY DISTRIBUTORS, INC.

                              By Its Authorized Officer


                              By:
                                 -----------------------------------------------
                                 Greg Garvin, President


                              Date:
                                   ---------------------------------------------

                                   SCHEDULE 1
                                   ----------

                         CONTRACTS SUBJECT TO AGREEMENT



-----------------------------------------------------------------------------------------
      CONTRACT MARKETING NAME            CONTRACT FORM NOS.        SEC REGISTRATION NO.
-----------------------------------------------------------------------------------------
          NEA Valuebuilder                                             File No. 33-

                                                                       File No. 811-

      NEA Valuebuilder Select                                          File No. 33-

                                                                       File No. 811-

      NEA Valuebuilder Future                                          File No. 33-

                                                                       File No. 811-
-----------------------------------------------------------------------------------------

                                   SCHEDULE 2
                                   ----------


                     LIST OF JURISDICTIONS IN WHICH INSURER
                       IS QUALIFIED TO OFFER THE CONTRACTS


Alabama
Alaska
Arizona
Arkansas
California
Colorado
Connecticut
Delaware
District of Columbia
Florida
Georgia
Hawaii
Idaho
Illinois
Indiana
Iowa
Kansas
Kentucky
Louisiana
Maine
Maryland
Massachusetts
Michigan
Minnesota
Mississippi
Missouri
Montana
Nebraska
Nevada
New Hampshire
New Jersey
New Mexico
New York
North Carolina
North Dakota
Ohio
Oklahoma
Oregon
Pennsylvania
Puerto Rico
Rhode Island
South Carolina
South Dakota
Tennessee
Texas
Utah
Vermont
U.S. Virgin Islands
Virginia
Washington
West Virginia
Wisconsin
Wyoming